EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 18, 2026, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Insulet Corporation on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Insulet Corporation on Forms S-8 (File No. 333-287513, 333-275271, 333-231860, 333-144636, 333-153176, 333-183166, 333-218125, 333-208193 and 333-287513).

/s/ GRANT THORNTON LLP

Boston, Massachusetts
February 18, 2026